Exhibit 99.1

Prince International Corporation Completes Acquisition of Ferro Corporation

April 21, 2022

CLEVELAND—(BUSINESS WIRE)—Apr. 21, 2022—Ferro Corporation (NYSE: FOE) (“Ferro”), a leading global supplier of technology-based functional coatings and color solutions, today announced that the previously announced acquisition of Ferro by Prince International Corporation (“Prince”) has been completed.

Under the terms of the transaction, Ferro shareholders are entitled to receive $22.00 in cash, without interest and less any applicable withholding taxes, for each share of Ferro common stock that they own immediately prior to the completion of the merger. As a result of the completion of the acquisition, Ferro’s common stock will cease trading on the NYSE.

In conjunction with the transaction closing, Prince will combine with Chromaflo Technologies Corporation, a premier global provider of colorant technology solutions. The combined companies will be rebranded as Vibrantz Technologies Inc., a leading global, diversified technology leader in color solutions, performance coatings and advanced materials with sales of more than $2 billion.

About Ferro Corporation

Ferro Corporation (www.ferro.com) is a leading global supplier of technology-based functional coatings and color solutions. Ferro supplies functional coatings for glass, metal, ceramic and other substrates and color solutions in the form of specialty pigments and colorants for a broad range of industries and applications. Ferro products are sold into the building and construction, automotive, electronics, industrial products, household furnishings and appliance markets. The Company’s reportable segments include: Functional Coatings and Color Solutions. Headquartered in Mayfield Heights, Ohio, the Company has approximately 3,600 associates globally and reported 2021 sales of $1,126 million.

About Prince International Corporation

Headquartered in Houston, Texas, Prince specializes in developing, manufacturing and marketing performance-critical specialty products, many custom developed, for niche applications in the construction, electronics, consumer products, agriculture, automotive, oil & gas, industrial and other end markets. Prince employs approximately 1,200 employees across its 21 facilities located on 6 continents. Prince is a portfolio company of American Securities LLC. For more information, visit www.princecorp.com.

About Chromaflo Technologies

Chromaflo Technologies is a leading independent global supplier of colorant systems and pigment dispersions, serving customers in architectural and industrial coatings as well as the thermoset composites market. Headquartered in Ashtabula, Ohio, Chromaflo has approximately 715 employees and has production facilities in the U.S., Mexico, Uruguay, Canada, The Netherlands, Finland, Australia, South Africa, India, Malaysia, and China. Chromaflo is a portfolio company of American Securities LLC. For more information visit www.chromaflo.com.

Investor Contact:

Kevin Cornelius Grant, 216.875.5451

Director of Investor Relations and Corporate Communications

kevincornelius.grant@ferro.com

Source: Ferro Corporation

Media Contact:

Amy Chiconas

media@princecorp.com